As filed with the Securities and Exchange Commission on June 8, 2005
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                                WIEN GROUP, INC.
               (Exact Name of Issuer as Specified in Its Charter)

               NEW YORK                                   30-0127996
(State or Jurisdiction of Incorporation        (IRS Employer Identification No.)
           or Organization)


                            525 WASHINGTON BOULEVARD
                          JERSEY CITY, NEW JERSEY 07310
                    (Address of Principal Executive Offices)

               2005 EMPLOYEES-CONSULTANTS STOCK COMPENSATION PLAN
                            (Full Title of the Plan)


                                 STEPHEN S. WIEN
                            525 WASHINGTON BOULEVARD
                          JERSEY CITY, NEW JERSEY 07310
                                 (201) 216-0096
                     (Name and Address of Agent for Service)

                                 (201) 216-0096
          (Telephone Number, Including Area Code, of Agent for Service)
                                   ----------

                          COPIES OF COMMUNICATIONS TO:

                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 VENTURA BOULEVARD, SUITE 208
                                ENCINO, CA 91316
                                 (818) 789-0779

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                         Proposed      Proposed
                                         Maximum       Maximum
                                         Offering      Aggregate     Amount of
Title of Securities      Amount to       Price Per     Offering     Registration
to be Registered       be Registered     Share(1)      Price(2)         Fee
--------------------------------------------------------------------------------

Common Stock           100,000 shares    $ 0.15        $15,000.00      $1.80
par value $0.001
--------------------------------------------------------------------------------
(1) These shares are registered pursuant to this Registration Statement and will be available for issuance.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) on the basis of the average of the bid and ask prices per share of the Registrant's Common Stock as reported on the Over-the- Counter Bulletin Board on May 26, 2005 of $0.15 per share


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


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                  INTRODUCTION

         This Registration Statement on Form S-8 is filed by Wien Group, Inc., a New York corporation (hereinafter "Company" or "Registrant") with regard to the registration of One Hundred Thousand (100,000) shares of its common stock, $.001 par value, which are issuable to eligible employees and consultants of Registrant under the 2005 Employees-consultants Stock Compensation Plan (the "Plan").

         In accordance with Instructional Note to Part I of Form S-8, the information specified by Part I of a Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of common stock issued pursuant to the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following   documents  of  Company,   previously  filed  with  the
Securities and Exchange Commission, are incorporated herein by reference:

         1. The Company's latest annual report on Form 10-KSB for the period ending June 30, 2004, filed with the Commission on September 9, 2004;

         2. The Company's quarterly report on Form 10-QSB for the period ending September 30, 2004, filed with the Commission on November 12, 2004;

         3. The Company's Form 10-QSB for the period ended December 30, 2004, filed with the Commission February 10, 2005;

         4. The Company's Form 10-QSB for the period ended March 31, 2005, filed with the Commission May 12, 2005;

         5. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the above reference to the Company's Annual report.

         6. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of The Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.


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


         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The securities to be registered and offered are the shares of Registrant's common stock, par value $.001, which is registered under Section 12 of the Securities Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         L. Stephen Albright, is neither an officer nor a director of the Company. However, Mr. Albright does provide legal services to the Company on a regular basis. Mr. Albright has issued an opinion about the validity of the securities registered hereby, as well as other relevant legal matters. Mr. Albright beneficially owns 125,000 shares of our common stock, which represents approximately 3% of the Company's issued and outstanding common stock, as constituted prior to the issuance of any shares under the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a non-derivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

         Under the BCL, a director or officer who is successful, either in a derivative or non-derivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

         The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.


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


         Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities, including certain losses arising from claims made against such directors and officers by reason of any wrongful acts (as defined in any such policy) in their respective capacities as directors or officers. Currently, we do not maintain any such insurance coverage for our directors and officers. However, we contemplate purchasing such insurance as soon as such purchase is practical and possible.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         The following documents are filed or incorporated by reference as part of this Registration Statement:

         5.1      Opinion of L. Stephen Albright

         10.1 2005 Employees -Consultants Stock Compensation Plan Of Wien Group, Inc.

         10.2     Form  of  Consultant  Stock   Compensation   Agreement  issued
                  pursuant to plan described in Exhibit 10.1 above

         10.3 Form of Employee Stock Compensation Agreement issued pursuant to plan described in Exhibit 10.1 above

         23.1     Consent of Auditor

         23.2     Consent of L. Stephen Albright (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
         10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


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


                  (iii)    To  include  any   additional  or  changed   material
         information on the plan of distribution.

                   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required in a post- effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

                  (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Jersey City, County of Hudson, State of New Jersey, on June 8, 2005.

                                       WIEN GROUP, INC.


                                       By: /s/ Stephen S. Wien
                                           -------------------------------------
                                           STEPHEN S. WIEN, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                     TITLE                       DATE
     ---------                     -----                       ----


/s/ Stephen S. Wien                Director, CEO & CFO         June 8, 2005
--------------------------
STEPHEN S. WIEN


/s/ Buddy Young                    Director                    June 8, 2005
--------------------------
BUDDY YOUNG


/s/ Robert Geber                   Director                    June 8, 2005
--------------------------
ROBERT GEBER


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